Exhibit 99.1


               SUPPLEMENTARY LIST OF PRESENT AND FORMER EMPLOYEES
                          WHO ARE SELLING SHAREHOLDERS

     The following present or former employees of the Company have exercised their respective contractual rights under or pursuant to the Amended and Restated Stockholders Agreement dated as of July 20, 1992 to participate in the Offerings in the following amounts:


                                     PRE-OFFERING
NAME                                    SHARES                  SHARES OFFERED

Applegate, K.                              669                         234
Beason, S.                                 500                         175
Bergeron, D.                               335                         117
Chillemi, C.                               463                         162
Friedman, J.                               750                         263
Henderson, R.                              669                         234
Kasman, L.                               1,670                         585
Klingman, R.                               500                         175
Radigan, B.                              1,500                         500
Supron, N.                               2,500                         875
Tiberio, J.                                592                         207

                              Total     10,148                       3,527